Exhibit 4(b)
                     IDAHO POWER COMPANY
                         P.O. Box 70
                       Boise, ID 83707




                                        August 6, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     Pursuant to the exemption afforded by Item 601 of Regulation S-K, the Company has not filed as exhibits to its quarterly Report on Form 10-Q instruments with respect to its long-term debt set forth below. The Company agrees to furnish a copy of each such instrument to the Securities and Exchange Commission upon request.

     Guaranty Agreement, dated as of March 1, 1990 between Idaho Power Company and West One
     Bank, as Trustee, relating to $21,425,000
     American Falls Replacement Dam Bonds of the
     American Falls Reservoir District, Idaho.

     Guaranty Agreement, dated as of August 30,
     1974 between Idaho Power Company and Pacific
     Power & Light Company.

     Guaranty Agreement, dated February 10, 1992, between Idaho Power Company and New York Life
     Insurance Company, as Note Purchaser,
     relating to $11,700,000 Guaranteed Notes due
     2017 of Milner Dam Inc.

     Instruments relating to pollution control revenue bonds, 7 1/4% Series due 2008, 8.30%
     Series 1984 due 2014, 6.05% Series 1996A due
     2026, Variable Rate Series 1996B due 2026 and
     Variable Rate Series 1996C due 2026.

     REA Notes.

     Debt related to investment in affordable housing due 1999 to 2009.

                              Sincerely yours,



                              J. LaMont Keen